Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Yahoo Japan Corporation

Tokyo, Japan:

We have audited the accompanying consolidated balance sheets of Yahoo Japan Corporation and Consolidated Subsidiaries (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended (all expressed in Japanese Yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yahoo Japan Corporation and Consolidated Subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.

Accounting principles generally accepted in Japan differ in certain respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 17 to the consolidated financial statements.

As discussed in Note 3 to the consolidated financial statements, effective April 1, 2008, the Company changed its accounting treatment for traffic acquisition costs and commissions paid to sales agents from costs and expenses to deductions from sales.

Our audits also comprehended the translation of Japanese Yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

September 25, 2009

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

As of March 31, 2009 and 2008

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2009	2008	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	¥36,996	¥113,027	$376,630
Receivables:
Trade accounts	34,825	36,831	354,526
Other	1,938	4,511	19,726
Allowance for doubtful accounts	(1,459)	(2,095)	(14,851)
Inventories (Note 4)	258	240	2,626
Deferred tax assets (Note 9)	3,601	4,306	36,656
Other current assets	15,232	7,490	155,063

Total current assets	91,391	164,310	930,376

PROPERTY AND EQUIPMENT:
Land	5,002	—	50,917
Buildings and structures	9,247	4,514	94,135
Machinery and equipment	7,296	—	74,274
Furniture and fixtures	39,589	37,698	403,024
Construction in progress	2,129	54	21,677

Total	63,263	42,266	644,027
Accumulated depreciation	(34,078)	(25,642)	(346,918)

Net property and equipment	29,185	16,624	297,109

INVESTMENTS AND OTHER ASSETS:
Investment securities (Note 5)	150,593	151,818	1,533,067
Investments in unconsolidated subsidiaries and associated companies	7,298	12,179	74,294
Goodwill	6,423	2,526	65,390
Deferred tax assets (Note 9)	7,249	3,899	73,795
Other assets	19,527	18,323	198,784
Allowance for doubtful accounts	(114)	(19)	(1,162)

Total investments and other assets	190,976	188,726	1,944,168

TOTAL ASSETS	¥311,552	¥369,660	$3,171,653

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

As of March 31, 2009 and 2008 (continued)

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2009	2008	2009
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt (Note 6)	¥20,000	¥20,000	$203,604
Payables:
Trade accounts	5,329	6,621	54,250
Other	13,718	13,744	139,656
Income taxes payable (Note 9)	3,286	29,154	33,453
Provision for Yahoo! Points (Note 2.j)	2,768	2,293	28,178
Other current liabilities (Note 10)	19,613	17,165	199,659

Total current liabilities	64,714	88,977	658,800

LONG-TERM LIABILITIES:
Long-term debt (Note 6)	10,000	30,000	101,802
Other (Note 10)	368	11	3,743

Total long-term liabilities	10,368	30,011	105,545

COMMITMENTS (Notes 10, 11, and 14)

EQUITY (Notes 7 and 15):
Common stock—241,600,000 shares authorized; 58,107,980 shares issued in 2009 and 60,502,022 shares issued in 2008	7,444	7,366	75,786
Capital surplus	2,525	2,447	25,709
Stock acquisition rights	260	116	2,640
Retained earnings	223,955	236,606	2,279,906
Net unrealized gain on available-for-sale securities	220	1,717	2,234
Treasury stock—at cost, Nil and 1,932 shares in 2009 and 2008	—	(29)	—

Total	234,404	248,223	2,386,275
Minority interests	2,066	2,449	21,033

Total equity	236,470	250,672	2,407,308

TOTAL LIABILITIES AND EQUITY	¥311,552	¥369,660	$3,171,653

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2009, 2008 and 2007 (unaudited)

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007 (unaudited)	2009

NET SALES (Note 3)	¥265,754	¥262,027	¥212,553	$2,705,428

COST OF SALES (Note 3)	27,807	28,260	8,487	283,083

Gross profit	237,947	233,767	204,066	2,422,345

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 3)	103,329	108,959	97,833	1,051,905

Operating income	134,618	124,808	106,233	1,370,440

OTHER INCOME (EXPENSES):
Interest and dividend income	311	359	256	3,161
Interest expense	(462)	(625)	(480)	(4,705)
Gain (loss) on exchange—net	143	276	(7)	1,451
Loss on disposal of property and equipment	(1,152)	(291)	(124)	(11,725)
Loss on write-down of investment securities	(3,738)	(454)	(773)	(38,056)
Equity in losses of associated companies (Note 2.a)	(1,594)	(6,750)	(3,523)	(16,222)
Lump-sum amortization of goodwill (Note 2.h)	(479)	(1,827)	—	(4,881)
Relocation expenses	(1,623)	(694)	(935)	(16,519)
Other—net	351	(812)	1,121	3,582

Other expenses—net	(8,243)	(10,818)	(4,465)	(83,914)

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	126,375	113,990	101,768	1,286,526

INCOME TAXES (Note 9):
Current	29,238	51,593	45,223	297,647
Deferred	21,822	(902)	(1,808)	222,159

Total income taxes	51,060	50,691	43,415	519,806

MINORITY INTERESTS IN NET INCOME	600	681	390	6,106

NET INCOME	¥74,715	¥62,618	¥57,963	$760,614

	Yen			U.S. Dollars (Note 1)
PER SHARE OF COMMON STOCK
(Notes 2.r and 13):
Basic net income	¥1,255.52	¥1,035.27	¥958.66	$12.78
Diluted net income	1,254.18	1,033.79	956.70	12.77
Cash dividends applicable to the year	130.00	104.00	96.00	1.32

See notes to consolidated financial statements

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2009, 2008 and 2007 (unaudited)

	Thousands	Millions of Yen
	Issued Number of Shares of Common Stock	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Net Unrealized Gain on Available- for-sale Securities	Foreign Currency Translation Adjustments	Treasury Stock	Total	Minority Interests	Total Equity

BALANCE, MARCH 31, 2006 (unaudited)	30,226	¥7,033	¥2,114	¥—	¥126,738	¥6,597	¥1	¥(28)	¥142,455	¥—	¥142,455

Reclassified balance as of March 31, 2006	—	—	—	—	—	—	—	—	—	1,367	1,367
Exercise of stock options	25	154	154	—	—	—	—	—	308	—	308
Net income	—	—	—	—	57,963	—	—	—	57,963	—	57,963
Cash dividends (¥78 per share)	—	—	—	—	(4,715)	—	—	—	(4,715)	—	(4,715)
Bonuses to directors and corporate auditors	—	—	—	—	(168)	—	—	—	(168)	—	(168)
Deconsolidation of subsidiaries	—	—	—	—	79	—	—	—	79	—	79
Stock splits (Note 6)	30,226	—	—	—	—	—	—	—	—	—	—
Net change in the year	—	—	—	30	—	(5,228)	(1)	—	(5,199)	295	(4,904)

BALANCE, MARCH 31, 2007 (unaudited)	60,477	7,187	2,268	30	179,897	1,369	—	(28)	190,723	1,662	192,385

Exercise of stock options	25	179	179	—	—	—	—	—	358	—	358
Net income	—	—	—	—	62,618	—	—	—	62,618	—	62,618
Cash dividends (¥96 per share)	—	—	—	—	(5,805)	—	—	—	(5,805)	—	(5,805)
Changes in the scope of applying the equity method	—	—	—	—	(89)	—	—	—	(89)	—	(89)
Deconsolidation of subsidiaries	—	—	—	—	(15)	—	—	—	(15)	—	(15)
Purchase of treasury stocks	—	—	—	—	—	—	—	(1)	(1)	—	(1)
Net change in the year	—	—	—	86	—	348	—	—	434	787	1,221

BALANCE, MARCH 31, 2008	60,502	7,366	2,447	116	236,606	1,717	—	(29)	248,223	2,449	250,672

Exercise of stock options	9	78	78	—	—	—	—	—	156	—	156
Net income	—	—	—	—	74,715	—	—	—	74,715	—	74,715
Cash dividends (¥104 per share)	—	—	—	—	(6,292)	—	—	—	(6,292)	—	(6,292)
Changes in the scope of applying the equity method	—	—	—	—	917	—	—	—	917	—	917
Deconsolidation of subsidiaries	—	—	—	—	39	—	—	—	39	—	39
Purchase of treasury stocks (Note 7)	—	—	—	—	—	—	—	(82,001)	(82,001)	—	(82,001)
Retirement of treasury stocks (Note 7)	(2,403)	—	—	—	(82,030)	—	—	82,030	—	—	—
Net change in the year	—	—	—	144	—	(1,497)	—	—	(1,353)	(383)	(1,736)

BALANCE, MARCH 31, 2009	58,108	¥7,444	¥2,525	¥260	¥223,955	¥220	¥—	¥—	¥234,404	¥2,066	¥236,470

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2009, 2008 and 2007(unaudited)

	Thousands of U.S. Dollars (Note 1)
	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Net Unrealized Gain on Available- for-sale Securities	Treasury Stock	Total	Minority Interests	Total Equity

BALANCE, MARCH 31, 2008	$74,988	$24,911	$1,182	$2,408,689	$17,478	$(290)	$2,526,958	$24,934	$2,551,892

Exercise of stock options	798	798	—	—	—	—	1,596	—	1,596
Net income	—	—	—	760,614	—	—	760,614	—	760,614
Cash dividends ($1.06 per share)	—	—	—	(64,054)	—	—	(64,054)	—	(64,054)
Changes in the scope of applying the equity method	—	—	—	9,340	—	—	9,340	—	9,340
Deconsolidation of subsidiaries	—	—	—	396	—	—	396	—	396
Purchase of treasury stocks (Note 7)	—	—	—	—	—	(834,789)	(834,789)	—	(834,789)
Retirement of treasury stocks (Note 7)	—	—	—	(835,079)	—	835,079	—	—	—
Net change in the year	—	—	1,458	—	(15,244)	—	(13,786)	(3,901)	(17,687)

BALANCE, MARCH 31, 2009	$75,786	$25,709	$2,640	$2,279,906	$2,234	$—	$2,386,275	$21,033	$2,407,308

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2009, 2008, and 2007(unaudited)

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007 (unaudited)	2009

OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥126,375	¥113,990	¥101,768	$1,286,526

Adjustments for:
Income taxes—paid	(55,371)	(51,139)	(40,418)	(563,689)
Depreciation and amortization	11,517	10,180	8,576	117,245
Amortization of goodwill	1,153	3,432	1,384	11,739
Loss on disposal of property and equipment	1,152	291	124	11,725
Loss on write-down of investment securities	3,738	454	773	38,056
Equity in losses of associated companies	1,594	6,750	3,523	16,222
Changes in assets and liabilities:
Decrease (increase) in trade receivables	5,348	(3,894)	(4,730)	54,444
Increase in other current assets	(4,187)	(4,193)	(4,128)	(42,625)
(Decrease) increase in trade payables	(1,292)	5,584	102	(13,157)
(Decrease) increase in other current liabilities	(1,198)	(2,447)	4,232	(12,199)
(Decrease) increase in consumption tax payables	(735)	2,228	654	(7,481)
Other—net	(289)	258	850	(2,934)

Total adjustments	(38,570)	(32,496)	(29,058)	(392,654)

Net cash provided by operating activities	87,805	81,494	72,710	893,872

INVESTING ACTIVITIES:
Payment into time deposits	—	(20,000)	(4)	—
Decrease in time deposits	—	20,000	4	—
Purchase of property and equipment	(6,799)	(7,513)	(10,204)	(69,219)
Purchase of other assets	(4,864)	(4,181)	(7,855)	(49,521)
Purchase of investment securities	(2,116)	(8,836)	(146,600)	(21,539)
Proceeds from sales of investment securities	1,036	30	428	10,552
Proceeds from sales of investments in associated companies	1,300	204	—	13,237
Payment for purchase of newly consolidated subsidiaries’ stocks	(43,110)	(356)	(719)	(438,867)
Proceeds from purchase of newly consolidated subsidiaries’ stocks	—	2,355	—	—
Other—net	606	1,315	4,548	6,167

Net cash used in investing activities	(53,947)	(16,982)	(160,402)	(549,190)

FINANCING ACTIVITIES:
Proceeds from short-term bank loan	20,020	—	—	203,807
Repayment of short-term bank loan	(20,020)	(120)	—	(203,807)
Proceeds from long-term debt	—	—	80,070	—
Repayment of long-term debt	(20,000)	(20,000)	(10,048)	(203,604)
Dividends paid	(6,256)	(5,805)	(4,715)	(63,688)
Purchase of treasury stocks	(82,001)	—	—	(834,789)
Other—net	(1,666)	(267)	(274)	(16,960)

Net cash (used in) provided by financing activities	(109,923)	(26,192)	65,033	(1,119,041)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS—(Forward)	¥(76,065)	¥38,320	¥(22,659)	$(774,359)

(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended March 31, 2009, 2008, and 2007(unaudited)

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007 (unaudited)	2009

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS—(Forward)	¥(76,065)	¥38,320	¥(22,659)	$(774,359)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	113,027	75,212	98,035	1,150,641

INCREASE IN CASH AND CASH EQUIVALENTS DUE TO ADDITION OF CONSOLIDATED SUBSIDIARIES	34	—	—	348

DECREASE IN CASH AND CASH EQUIVALENTS DUE TO DECONSOLIDATION OF SUBSIDIARIES	—	(505)	(164)	—

CASH AND CASH EQUIVALENTS, END OF YEAR	¥36,996	¥113,027	¥75,212	$376,630

ADDITIONAL CASH FLOW INFORMATION:
Current assets	¥—	¥(6,905)	¥—	$—
Non-current assets	—	(1,173)	—	—
Goodwill	—	(1,448)	—	—
Current liabilities	—	7,293	—	—

Acquisition costs		(2,233)
Cash and cash equivalents acquired	—	4,588	—	—

Proceeds from purchase of newly consolidated subsidiaries’ stocks	¥—	¥2,355	¥—	$—

Current assets	¥(40,753)	¥(154)	¥(861)	$(414,875)
Non-current assets	(17,450)	(2)	(117)	(177,638)
Goodwill	(4,073)	(436)	(734)	(41,465)
Current liabilities	5,485	24	333	55,836
Non-current liabilities	234	—	12	2,383
Minority interests	57	77	65	578

Acquisition costs	(56,500)	(491)	(1,302)	(575,181)
Cash and cash equivalents acquired	13,390	135	583	136,314

Payment for purchase of newly consolidated subsidiaries’ stocks	¥(43,110)	¥(356)	¥(719)	$(438,867)

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2009, 2008 and 2007(unaudited)

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

Yahoo Japan Corporation (the “Company”) was incorporated in Japan in 1996. The overwhelming leader in the Internet market in Japan, the Company classifies its services into three segments: (1) advertising, (2) business services and (3) personal services, as discussed in Note 16.

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”) , as described in Note 2, which are different in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as to application and disclosure requirements. A discussion on the differences between Japanese GAAP and U.S. GAAP is presented under Note 17 of these consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers. In addition, certain reclassifications have been made to the consolidated financial statements for the years ended March 31, 2008 and 2007 (unaudited) to conform to the classifications used in 2009.

The consolidated financial statements are stated in Japanese Yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese Yen amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ¥98.23 to $1, the approximate rate of exchange at March 31, 2009. Such translations should not be construed as representations that the Japanese Yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The accompanying consolidated financial statements as of March 31, 2009 include the accounts of the Company and its 13 (12 in 2008) significant subsidiaries. Under the control or influence concept, those companies in which the Company is able to directly or indirectly exercise control over operations are fully consolidated, and those companies over which the Company and consolidated subsidiaries (collectively, the “Group”) have the ability to exercise significant influence are accounted for by the equity method.

Investments in 18 (20 in 2008) associated companies are accounted for by the equity method. Investments in the remaining eight (eight in 2008) unconsolidated subsidiaries are stated at cost. If the equity method of accounting had been applied to the investments in these companies, the effect on the accompanying consolidated financial statements would not have been material.

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit included in assets resulting from transactions within the Group is eliminated.

For consolidated subsidiaries or associated companies whose closing dates are different from that of the Company, certain adjustments necessary for consolidation have been made.

In September 2007, the Company acquired a majority shareholding in Overture K.K. and Brainer.jp. (“Brainer”). As a result, they became consolidated subsidiaries of the Company.

Since the fiscal year ended March 31, 2009, Yahoo Japan Customer Relations Corporation has been included in the scope of consolidation because of its growing significance to the consolidated financial statements of the Company.

During the fiscal year ended March 31, 2009, the Company acquired majority shareholdings of SOFTBANK IDC Corp. (“SIC”), BBIX Inc., and SOFTBANK IDC SOLUTIONS Corp. (“SISC”). As a result, SIC and BBIX Inc. became consolidated subsidiaries of the Company.

During the fiscal year ended March 31, 2009, the Company absorbed ALPS MAPPING K.K., Brainer, and SISC through mergers.

Equity in losses of associated companies includes devaluation losses of equity interests due to declines in the market value of ValueCommerce Co., Ltd., a listed associated company. For the years ended March 31, 2009, 2008 and 2007 (unaudited), such devaluation losses included in the equity in losses of associated companies were ¥529 million ($5,389 thousand), ¥3,690 million and zero, respectively.

b.	Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition.

c.	Inventories—Merchandise, work in process and supplies are stated at cost determined principally by the specific identification method, whereas the first-in, first-out method is applied to finished goods. If the carrying cost of inventory exceeds its net selling value, the carrying amount of such inventory would be written down to its net selling value and the difference would be charged to income.

Prior to April 1, 2008, inventories had been stated at cost, determined principally by the specific identification method. On July 5, 2006, the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 9, “Accounting Standard for Measurement of Inventories,” which is effective for fiscal years beginning on or after April 1, 2008 with early adoption permitted. This standard requires that inventories held for sale in the ordinary course of business be measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses.

The Company adopted the new accounting standard for measurement of inventories as of April 1, 2008. The effect of adopting this accounting standard did not have any effect on the accompanying consolidated financial statements.

d.	Property and Equipment—Property and equipment are stated at cost. Depreciation is computed by using the declining-balance method whereas the straight-line method is applied to fixed assets related to the data center acquired in the merger of SISC.

e.	Long-lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

As a result of reviewing the Group’s long-lived assets for impairment, the Group recognized no impairment loss for the years ended March 31, 2009, 2008 and 2007 (unaudited).

f.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) trading securities, which are held for the purpose of earning capital gains in the near term, are reported at fair value, and the related unrealized gains and losses are included in earnings; (2) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost; and (3) available-for-sale securities, which are not classified as either of the aforementioned securities, are reported at fair value, with unrealized gains and losses, net of applicable taxes, reported as a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average method. For other than temporary declines in fair value, investment securities are reduced to net realizable value and charged to income.

g.	Investments in Limited Partnerships and Others—Investments in limited partnerships and others consist primarily of the Company’s contributed capital in investment partnerships. The investments in these partnerships are accounted for by the equity method on the Company’s consolidated balance sheets and statements of income.

h.	Goodwill—Goodwill represents the excess of the costs of acquiring a company over the fair value of the acquired company’s net assets. If there is excess fair value over the cost, such differences are stated as negative goodwill. Goodwill and negative goodwill are amortized on a straight-line basis over an estimated period. When such period cannot be estimated reliably, goodwill or negative goodwill is amortized over five years. Immaterial goodwill is immediately charged to income as incurred.

Lump-sum amortization of goodwill in other expenses is recognized in accordance with Article 32 in statement No. 7, “Guideline for Consolidation Procedures,” issued by the Accounting Standards Committee. The Company recognized ¥479 million ($4,881 thousand), ¥1,827 million and zero (unaudited) as lump-sum amortization of goodwill for the years ended March 31, 2009, 2008 and 2007, respectively, that were related to the goodwill of two subsidiaries, namely, NewsWatch Inc. (“NewsWatch”) for 2009 and Yahoo Japan Value Insight Corporation (“Value Insight”) for 2008.

i.	Allowance for Doubtful Accounts—The allowance for doubtful accounts is stated in amounts considered to be appropriate based on the Group’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

j.	Provision for Yahoo! Points—The Yahoo! Points system was established as a sales promotion whereby shopping points are awarded to the users of Yahoo! JAPAN redeemable against purchases made via Yahoo! Shopping. The Company provides for future exercise of these points based on the number of unredeemed points held by users as of the balance sheet date.

k.	Employees’ Retirement Benefits—The Company and certain subsidiaries primarily participate in defined contribution pension plans, since the transfer of the previous defined benefit pension plans in July 2000, following the enactment of the Act for Defined Contribution Pension. In addition, the Company and certain of its domestic consolidated subsidiaries participate in two (one in 2008) multi-employer contributory defined benefit welfare pension plans (the “welfare pension plans”) covering their employees.

Contributions made by the Company and its domestic consolidated subsidiaries to the welfare pension plans are expensed when paid because the plan assets attributable to each participant cannot be reasonably determined. The participation ratio of the Company and relevant subsidiaries to the entire plan for the years ended March 31, 2009 and 2008 were 3.4% and 3.1% for the welfare pension plan in which the Company and three subsidiaries participate (“Plan A”) and 0.2% for the welfare pension plan in which one subsidiary participates (“Plan B”), based on the number of employees.

The fair value of the welfare pension plans’ entire assets and actuarial pension liabilities as of March 31, 2009 and 2008 were as follows:

Plan A (The participation ratio in 2009 and 2008 were 3.4% and 3.1%)

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Fair value of the entire assets	¥145,958	¥146,083	$1,485,881
Actuarial pension liabilities	(140,968)	(112,700)	(1,435,082)

Difference	¥4,990	¥33,383	$50,799

Plan B (The participation ratio in 2009 was 0.2%)

	Millions of Yen	Thousands of U.S. Dollars
	2009	2009
Fair value of the entire assets	¥194,287	$1,977,878
Actuarial pension liabilities	(226,156)	(2,302,307)

Difference	¥(31,869)	$(324,429)

The major components of the differences between the entire assets and liabilities as of March 31, 2009 and 2008 were as follows:

Plan A (The participation ratio in 2009 and 2008 were 3.4% and 3.1%)

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Other reserve	¥12,896	¥15,463	$131,287
Adjustment for valuation of assets	(13,767)	11,947	(140,150)
Retained earnings	5,861	9,652	59,662
Unamortized obligations	—	(3,679)	—

Total	¥4,990	¥33,383	$50,799

Plan B (The participation ratio in 2009 was 0.2%)

	Millions of Yen	Thousands of U.S. Dollars
	2009	2009
Accumulated unfunded portion	¥(8,603)	$(87,583)
Unamortized obligations	(23,266)	(236,846)

Total	¥(31,869)	$(324,429)

Prior service cost is amortized over 20 years by using the straight-line method under both of welfare pension plans.

The total contributions to the defined contribution pension plans and the welfare pension plans recognized as net periodic benefit cost for the years ended March 31, 2009, 2008 and 2007 (unaudited) were ¥822 million ($8,367 thousand), ¥627 million and ¥544 million, respectively.

l.	Bonuses to Directors and Corporate Auditors—Bonuses to directors and corporate auditors are accrued at the end of the year to which such bonuses are attributable.

m.	Stock Options—The ASBJ Statement No. 8, “Accounting Standard for Stock Options,” and related guidance are applicable to stock options granted on or after May 1, 2006. This standard requires companies to recognize compensation expense for employee stock options based on the fair value at the grant date and over the vesting period as consideration for receiving goods or services. The standard also requires companies to account for stock options granted to non-employees based on the fair value of either the stock option or the goods or services received. Included in the balance sheet as a separate component of equity, the stock option is presented as a stock acquisition right until exercised. The standard allows unlisted companies to measure options at their intrinsic value if fair value cannot be estimated reliably. The Company has applied this standard to stock options granted on or after May 1, 2006.

n.	Leases— In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions is effective for fiscal years beginning on or after April 1, 2008 with early adoption permitted for fiscal years beginning on or after April 1, 2007.

Under the previous accounting standard, finance leases that were deemed to transfer ownership of the leased property to the lessee were required to be capitalized; however, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions be capitalized recognizing lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions.

The Company adopted this revised accounting standard as of April 1, 2008, applying the permission discussed above to leases which existed at the transition date and do not transfer ownership of the leased property to the lessee. This accounting change did not have a material effect on the accompanying consolidated statements of income.

The Group leases certain computer equipment, software, office equipment and vehicles. Leased assets for which the initiation date of lease is on or after April 1, 2008 are included in property and equipment or other assets in the consolidated balance sheets. Depreciation of lease assets is computed by the straight-line method over the leasing period with no residual value. Lease transactions for which the initiation date of lease is before April 1, 2008 are accounted for as operating leases.

o.	Income Taxes—The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are determined by applying currently enacted tax laws to the temporary differences.

p.	Foreign Currency Translations—All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese Yen at the exchange rates at the balance sheet date. Foreign exchange translation gains and losses are recognized in the consolidated statements of income to the extent that they are not hedged by forward exchange contracts.

q.	Derivative Financial Instruments—The Company uses a variety of derivative financial instruments, including foreign currency forward contracts and foreign currency option contracts, as a means of hedging exposure to foreign exchange risks. The Company does not hold or issue derivatives for trading or speculative purposes.

Derivative financial instruments and foreign currency transactions are classified and accounted for as follows: (a) all derivatives are recognized as either assets or liabilities and measured at fair value, and gains or losses on derivative transactions are recognized in the consolidated statements of income; and (b) if derivatives used for hedging purposes qualify for hedge accounting because of high correlation and effectiveness between the hedging instruments and the hedged items, gains or losses on such derivatives are deferred until maturity of the hedged transactions.

If foreign currency forward contracts and foreign currency option contracts qualify for hedge accounting and meet specific matching criteria, assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized.

r.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period, retroactively adjusted for stock splits.

Diluted net income per share reflects the potential dilution that could occur if securities were exercised or converted into common stock. Diluted net income per share of common stock assumes full conversion of the outstanding convertible notes and bonds at the beginning of the year (or at the time of issuance) with an applicable adjustment for related interest expense, net of tax, and full exercise of outstanding warrants.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the respective years including dividends to be paid after the end of the year, retroactively adjusted for stock splits.

s.	New Accounting Pronouncements

Business Combinations—On December 26, 2008, the ASBJ issued a revised accounting standard for business combinations, ASBJ Statement No.21, “Accounting Standard for Business Combinations.” Major accounting changes under the revised accounting standard are as follows:

(1)	The existing accounting standard for business combinations allows companies to apply the pooling of interests method of accounting when certain specific criteria are met such that the business combination is essentially regarded as a uniting-of-interests. The revised standard requires accounting for such business combination by the purchase method and the pooling of interests method of accounting is no longer allowed.

(2)	Under the existing accounting standard, in-process research and development is charged to income as incurred. Under the revised standard, in-process research and development acquired in the business combination is capitalized as an intangible asset.

(3)	Under the existing accounting standard, a bargain purchase gain (negative goodwill) is systematically amortized within 20 years. Under the revised standard, the acquirer recognizes a bargain purchase gain in profit or loss on the acquisition date after reassessing whether it has correctly identified all of the assets acquired and all of the liabilities assumed.

This standard is applicable to business combinations undertaken on or after April 1, 2010 with early adoption permitted for fiscal years beginning on or after April 1, 2009.

Asset Retirement Obligations—On March 31, 2008, the ASBJ published a new accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset-Retirement Obligations” and ASBJ Guidance No.21 “Guidance on Accounting Standard for Asset Retirement Obligations.” Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development, and the normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if it is reasonably estimable. If the asset retirement obligation cannot be reasonably estimated in the period that the asset retirement obligation is incurred, such obligation should be recognized as a liability in the period when it is reasonably estimated. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset at amount of the liability. The asset retirement cost is subsequently expensed through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value in each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an increase or a decrease in the carrying amount of the liability and the capitalized amount of the related asset retirement cost. This standard is effective for fiscal years beginning on or after April 1, 2010 with early adoption permitted for fiscal years beginning on or before March 31, 2010.

3.	ACCOUNTING CHANGE

Prior to April 1, 2008, traffic acquisition costs paid to business partners such as companies who operate websites were recognized as cost of sales, whereas commissions paid to sales agents were recognized as selling expenses. In conjunction with its Open Strategy aimed at diversifying revenue sources by expanding business opportunities via business partners’ websites, the Company reviewed positions and risks among the involved parties, namely, the Company, business partners and sales agents. As a result, the Company decided to change the accounting treatment for such payments from costs and expenses to deductions from sales. The Company believes that the new accounting treatment more reasonably reflects the structure of its business and relationships among involved parties.

The effect of changing the accounting treatment decreased net sales by ¥30,192 million ($307,358 thousand), cost of sales by ¥17,051 million ($173,579 thousand), selling, general and administrative expenses by ¥13,141 million ($133,779 thousand), and gross profit by ¥13,141 million ($133,779 thousand) for the year ended March 31, 2009. The change did not have any effect on operating income, income before income taxes and minority interests and net income.

The consolidated statements of income for the years ended March 31, 2008 and 2007 (unaudited) are presented in accordance with the previous accounting treatment since such accounting change does not require a retroactive adjustment to the prior-year financial statements under Japanese GAAP.

4.	INVENTORIES

Inventories at March 31, 2009 and 2008 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Finished goods	¥30	¥30	$306
Merchandise	—	1	—
Work in process	32	28	322
Supplies	196	181	1,998

Total	¥258	¥240	$2,626

5.	INVESTMENT SECURITIES

Investment securities as of March 31, 2009 and 2008 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Non-current:
Marketable equity securities	¥3,741	¥5,218	$38,085
Non-marketable equity securities	146,845	146,566	1,494,913
Investments in limited partnerships and similar investments	7	34	69

Total	¥150,593	¥151,818	$1,533,067

The carrying amounts and aggregate fair value of investment securities at March 31, 2009 and 2008 were as follows:

	Millions of Yen
March 31, 2009	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities classified as available-for-sale—Equity securities	¥3,357	¥410	¥26	¥3,741

March 31, 2008
Securities classified as available-for-sale—Equity securities	2,296	2,932	10	5,218

	Thousands of U.S. Dollars
March 31, 2009	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities classified as available-for-sale—Equity securities	$34,171	$4,178	$264	$38,085

Available-for-sale securities whose fair value is not readily determinable as of March 31, 2009 and 2008 were as follows:

	Carrying Amount
	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Available-for-sale:
Equity securities– preferred stocks	¥120,000	¥120,000	$1,221,623
Equity securities—common stocks	26,845	26,566	273,290
Investments in limited partnerships and others	7	34	69

Total	¥146,852	¥146,600	$1,494,982

Proceeds from sales of available-for-sale securities for the years ended March 31, 2009, 2008 and 2007 were ¥1,036 million ($10,552 thousand), ¥30 million and ¥428 million (unaudited), respectively. Gross realized gains on these sales, computed on the moving average cost basis, were ¥716 million ($7,293 thousand), whereas no losses were recognized for the year ended March 31, 2009. Gross realized gains and losses for the year ended March 31, 2008 were immaterial (less than ¥1 million), for the year ended March 31, 2007 were ¥216 million (unaudited) and ¥14 million (unaudited), respectively.

6.	LONG-TERM DEBT

Long-term debt at March 31, 2009 and 2008 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Unsecured syndicated loan from banks and other financial institutions, due serially to 2011 with variable interest rate	¥30,000	¥50,000	$305,406
Less current portion	(20,000)	(20,000)	(203,604)

Long-term debt, less current portion	¥10,000	¥30,000	$101,802

The variable interest rate applicable to the syndicated loan above is imputed at the TIBOR (Tokyo Inter-Bank Offered Rate) plus 0.3% at the calculation date defined in the loan agreement.

7.	EQUITY

Since May 1, 2006, Japanese companies have been subject to the Companies Act of Japan (the “Companies Act”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends-in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements. Semi-annual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and retire such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights are presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

During the fiscal year ended March 31, 2009, the Company acquired 2,401,572.64 shares of its treasury stock via market by a trust and subsequently retired all of the treasury stock.

(Unaudited) – Upon resolution and approval of the Board of Directors on February 16, 2006, the Company made a stock split by way of a free share distribution at the rate of two shares for each outstanding share on April 1, 2006. As a result, 30,226,068 shares of common stock were issued to shareholders of record on March 31, 2006.

8.	STOCK OPTION

Stock options outstanding as of March 31, 2009 are as follows:

The Company

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price	Exercise Period
2000 Stock Option (1)	20 employees	57,344 shares	2000.1.31	¥51,270	From January 22, 2002 to January 21, 2010
				($521.9)
2000 Stock Option (2)	7 employees	11,264 shares	2000.6.27	¥38,086	From June 17, 2002 to June 16, 2010
				($387.7)
2000 Stock Option (3)	3 directors	148,992 shares	2000.12.18	¥19,416	From December 9, 2002 to December 8, 2010
	84 employees			($197.7)
2001 Stock Option (1)	3 directors	108,544 shares	2001.6.29	¥9,559	From June 21, 2003 to June 20, 2011
	72 employees			($97.3)
2001 Stock Option (2)	3 directors	112,640 shares	2001.12.18	¥8,497	From December 8, 2003 to December 7, 2011
	72 employees			($86.5)
2002 Stock Option (1)	2 directors	47,616 shares	2002.7.29	¥10,196	From June 21, 2004 to June 20, 2012
	65 employees			($103.8)
2002 Stock Option (2)	19 employees	5,888 shares	2002.11.20	¥11,375	From November 21, 2004 to June 20, 2012
				($115.8)
2003 Stock Option (1)	5 directors	19,840 shares	2003.7.25	¥33,438	From June 21, 2005 to June 20, 2013
	83 employees			($340.4)
2003 Stock Option (2)	43 employees	2,464 shares	2003.11.4	¥51,478	From November 5, 2005 to June 20, 2013
				($524.1)
2003 Stock Option (3)	38 employees	2,400 shares	2004.1.29	¥47,813	From January 30, 2006 to June 20, 2013
				($486.7)
2003 Stock Option (4)	41 employees	1,168 shares	2004.5.13	¥78,512	From May 14, 2006 to June 20, 2013
				($799.3)
2004 Stock Option (1)	5 directors	9,856 shares	2004.7.29	¥65,290	From June 18, 2006 to June 17, 2014
	131 employees			($664.7)
2004 Stock Option (2)	46 employees	712 shares	2004.11.1	¥62,488	From November 2, 2006 to June 17, 2014
				($636.1)
2004 Stock Option (3)	29 employees	344 shares	2005.1.28	¥65,375	From January 29, 2007 to June 17, 2014
				($665.5)
2004 Stock Option (4)	42 employees	276 shares	2005.5.12	¥60,563	From May 13, 2007 to June 17, 2014
				($616.5)
2005 Stock Option (1)	5 directors	5,716 shares	2005.7.28	¥58,500	From June 18, 2007 to June 17, 2015
	180 employees			($595.5)
2005 Stock Option (2)	31 employees	234 shares	2005.11.1	¥62,000	From November 2, 2007 to June 17, 2015
				($631.2)

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price	Exercise Period

2005 Stock Option (3)	65 employees	316 shares	2006.1.31	¥79,500	From February 1, 2008 to June 17, 2015
				($809.3)

2005 Stock Option (4)	49 employees	112 shares	2006.5.2	¥67,940	From May 3, 2008 to June 17, 2015
				($691.6)

2006 Stock Option (1)	5 directors	8,569 shares	2006.9.6	¥47,198	From August 24, 2008 to August 23, 2016
	157 employees			($480.5)

2006 Stock Option (2)	49 employees	313 shares	2006.11.6	¥44,774	From October 24, 2008 to October 23, 2016
				($455.8)

2006 Stock Option (3)	62 employees	360 shares	2007.2.7	¥47,495	From January 25, 2009 to January 24, 2017
				($483.5)

2007 Stock Option (1)	66 employees	651 shares	2007.5.8	¥45,500	From April 25, 2009 to April 24, 2017
				($463.2)

2007 Stock Option (2)	5 directors	10,000 shares	2007.8.7	¥40,320	From July 25, 2009 to July 24, 2017
	225 employees			($410.5)

2007 Stock Option (3)	119 employees	766 shares	2007.11.7	¥51,162	From October 25, 2009 to October 24, 2017
				($520.8)

2007 Stock Option (4)	124 employees	817 shares	2008.2.13	¥47,500	From January 31, 2010 to January 30, 2018
				($483.6)

2008 Stock Option (1)	246 employees	2,059 shares	2008.5.9	¥51,781	From April 26, 2010 to April 25, 2018
				($527.1)

2008 Stock Option (2)	5 directors	11,750 shares	2008.8.8	¥40,505	From July 26, 2010 to July 25, 2018
	336 employees			($412.3)

2008 Stock Option (3)	128 employees	407 shares	2008.11.7	¥34,000	From October 25, 2010 to October 24, 2018
				($346.1)

2008 Stock Option (4)	128 employees	350 shares	2009.2.10	¥32,341	From January 28, 2011 to January 27, 2019
				($329.2)

Notes:	1.	Each stock option in the table above will vest in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.
	2.	The options will be forfeited upon termination of employment even if they were vested.

Consolidated Subsidiaries

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price	Exercise Period

Value Insight

2000 Stock Option (1)	3 directors	300 shares	2000.3.30	¥50,000	From April 1, 2002 to March 29, 2010
				($509.0)

2000 Stock Option (2)	2 directors	300 shares	2000.9.20	¥150,000	From October 1, 2002 to September 14, 2010
	18 employees			($1,527.0)

2001 Stock Option	19 employees	190 shares	2001.4.2	¥400,000	From April 1, 2003 to March 29, 2011
				($4,072.1)

2002 Stock Option	32 employees	92 shares	2002.3.31	¥450,000	From April 1, 2004 to March 21, 2012
				($4,581.1)

2003 Stock Option	3 directors	182 shares	2003.3.31	¥450,000	From April 1, 2005 to March 27, 2013
	30 employees			($4,581.1)

NewsWatch

2004 Stock Option	3 directors	3,035 shares	2004.11.26	¥50,000	From November 27, 2006 to November 26, 2014
	33 employees			($509.0)

2005 Stock Option	6 employees	200 shares	2005.11.18	¥50,000	From November 27, 2006 to November 26, 2014
				($509.0)

Note:	The stock options of NewsWatch in the table above will vest in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.

The stock option activity for the year ended March 31, 2009 and 2008 are as follows:

The Company

	2000 Stock Option (1)	2000 Stock Option (2)	2000 Stock Option (3)	2001 Stock Option (1)	2001 Stock Option (2)
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2009—outstanding	—	—	—	—	—

Vested:
March 31, 2008—outstanding	18,432	2,048	40,744	16,835	21,732
Vested	—	—	—	—	—
Exercised	—	—	(5,810)	(377)	(652)
Canceled	—	—	—	—	—
March 31, 2009—outstanding	18,432	2,048	34,934	16,458	21,080

Exercise price	¥51,270	¥38,086	¥19,416	¥9,559	¥8,497
	($521.9)	($387.7)	($197.7)	($97.3)	($86.5)
Average stock price at exercise	—	—	¥30,562	¥30,150	¥30,119
	—	—	($311.1)	($306.9)	($306.6)

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2008—outstanding	—	—	—	—	—

Vested:
March 31, 2007—outstanding (unaudited)	18,432	2,048	50,448	19,777	26,478
Vested	—	—	—	—	—
Exercised	—	—	(9,704)	(2,942)	(4,746)
Canceled	—	—	—	—	—
March 31, 2008—outstanding	18,432	2,048	40,744	16,835	21,732

Exercise price	¥51,270	¥38,086	¥19,416	¥9,559	¥8,497

Average stock price at exercise	—	—	¥47,579	¥45,751	¥45,975

	2002 Stock Option (1)	2002 Stock Option (2)	2003 Stock Option (1)	2003 Stock Option (2)	2003 Stock Option (3)
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2009—outstanding	—	—	—	—	—

Vested:
March 31, 2008—outstanding	19,968	1,280	16,256	1,440	1,216
Vested	—	—	—	—	—
Exercised	(1,792)	(512)	(320)	—	—
Canceled	(256)	—	—	(32)	(160)
March 31, 2009—outstanding	17,920	768	15,936	1,408	1,056

Exercise price	¥10,196	¥11,375	¥33,438	¥51,478	¥47,813
	($103.8)	($115.8)	($340.4)	($524.1)	($486.7)
Average stock price at exercise	¥27,340	¥46,875	¥44,900	—	—
	($278.3)	($477.2)	($457.1)	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	—	—	7,296	1,312	928
Granted	—	—	—	—	—
Canceled	—	—	—	(192)	(160)
Vested	—	—	(7,296)	(1,120)	(768)
March 31, 2008—outstanding	—	—	—	—	—

Vested:
March 31, 2007—outstanding (unaudited)	25,600	2,304	9,920	416	512
Vested	—	—	7,296	1,120	768
Exercised	(5,632)	(1,024)	(960)	—	—
Canceled	—	—	—	(96)	(64)
March 31, 2008—outstanding	19,968	1,280	16,256	1,440	1,216

Exercise price	¥10,196	¥11,375	¥33,438	¥51,478	¥47,813

Average stock price at exercise	¥48,855	¥50,975	¥45,593	—	—

	2003 Stock Option (4)	2004 Stock Option (1)	2004 Stock Option (2)	2004 Stock Option (3)	2004 Stock Option (4)
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	416	3,392	272	168	160
Granted	—	—	—	—	—
Canceled	(16)	—	(32)	(16)	(12)
Vested	(400)	(3,392)	(240)	(152)	(12)
March 31, 2009—outstanding	—	—	—	—	136

Vested:
March 31, 2008—outstanding	224	5,744	208	88	68
Vested	400	3,392	240	152	12
Exercised	—	—	—	—	—
Canceled	(64)	(32)	(64)	(8)	(4)
March 31, 2009—outstanding	560	9,104	384	232	76

Exercise price	¥78,512	¥65,290	¥62,488	¥65,375	¥60,563
	($799.3)	($664.7)	($636.1)	($665.5)	($616.5)
Average stock price at exercise	—	—	—	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	496	5,280	352	200	232
Granted	—	—	—	—	—
Canceled	(32)	(112)	(32)	(8)	(4)
Vested	(48)	(1,776)	(48)	(24)	(68)
March 31, 2008—outstanding	416	3,392	272	168	160

Vested:
March 31, 2007—outstanding (unaudited)	176	3,968	184	64	—
Vested	48	1,776	48	24	68
Exercised	—	—	—	—	—
Canceled	—	—	(24)	—	—
March 31, 2008—outstanding	224	5,744	208	88	68

Exercise price	¥78,512	¥65,290	¥62,488	¥65,375	¥60,563

Average stock price at exercise	—	—	—	—	—

	2005 Stock Option (1)	2005 Stock Option (2)	2005 Stock Option (3)	2005 Stock Option (4)	2006 Stock Option (1)
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	2,672	86	148	85	8,268
Granted	—	—	—	—	—
Canceled	(60)	(4)	(2)	(2)	(371)
Vested	(1,064)	(20)	(28)	(36)	(3,941)
March 31, 2009—outstanding	1,548	62	118	47	3,956

Vested:
March 31, 2008—outstanding	2,636	70	114	—	—
Vested	1,064	20	28	36	3,941
Exercised	—	—	—	—	—
Canceled	(88)	(2)	—	—	(41)
March 31, 2009—outstanding	3,612	88	142	36	3,900

Exercise price	¥58,500	¥62,000	¥79,500	¥67,940	¥47,198
	($595.5)	($631.2)	($809.3)	($691.6)	($480.5)
Average stock price at exercise	—	—	—	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	5,472	186	282	98	8,518
Granted	—	—	—	—	—
Canceled	(96)	(28)	(20)	(13)	(250)
Vested	(2,704)	(72)	(114)	—	—
March 31, 2008—outstanding	2,672	86	148	85	8,268

Vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Vested	2,704	72	114	—	—
Exercised	—	—	—	—	—
Canceled	(68)	(2)	—	—	—
March 31, 2008—outstanding	2,636	70	114	—	—

Exercise price	¥58,500	¥62,000	¥79,500	¥67,940	¥47,198

Average stock price at exercise	—	—	—	—	—

	2006 Stock Option (2)	2006 Stock Option (3)	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	282	330	616	9,881	743
Granted	—	—	—	—	—
Canceled	(5)	—	(8)	(416)	(7)
Vested	(124)	(147)	—	—	—
March 31, 2009—outstanding	153	183	608	9,465	736

Vested:
March 31, 2008—outstanding	—	—	—	—	—
Vested	124	147	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2009—outstanding	124	147	—	—	—

Exercise price	¥44,774	¥47,495	¥45,500	¥40,320	¥51,162
	($455.8)	($483.5)	($463.2)	($410.5)	($520.8)
Average stock price at exercise	—	—	—	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	302	360	—	—	—
Granted	—	—	651	10,000	766
Canceled	(20)	(30)	(35)	(119)	(23)
Vested	—	—	—	—	—
March 31, 2008—outstanding	282	330	616	9,881	743

Vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2008—outstanding	—	—	—	—	—

Exercise price	¥44,774	¥47,495	¥45,500	¥40,320	¥51,162

Average stock price at exercise	—	—	—	—	—

	2007 Stock Option (4)	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)
	(Shares)
For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	816	—	—	—	—
Granted	—	2,059	11,750	407	350
Canceled	(15)	(219)	(104)	—	—
Vested	—	—	—	—	—
March 31, 2009—outstanding	801	1,840	11,646	407	350

Vested:
March 31, 2008—outstanding	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2009—outstanding	—	—	—	—	—

Exercise price	¥47,500	¥51,781	¥40,505	¥34,000	¥32,341
	($483.6)	($527.1)	($412.3)	($346.1)	($329.2)
Average stock price at exercise	—	—	—	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Granted	817	—	—	—	—
Canceled	(1)	—	—	—	—
Vested	—	—	—	—	—
March 31, 2008—outstanding	816	—	—	—	—

Vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2008—outstanding	—	—	—	—	—

Exercise price	¥47,500	—	—	—	—

Average stock price at exercise	—	—	—	—	—

Fair value information of stock options granted on or after May 1, 2006, which is required under the accounting standard for stock options, is as follows:

	2005 Stock Option (4)	2006 Stock Option (1)	2006 Stock Option (2)	2006 Stock Option (3)

Fair value price at grant date:
a.	¥30,958	¥24,564	¥23,832	¥20,435
	($315.2)	($250.1)	($242.6)	($208.0)
b.	¥35,782	¥26,803	¥25,311	¥23,448
	($364.3)	($272.9)	($257.7)	($238.7)
c.	¥39,196	¥28,156	¥26,766	¥25,578
	($399.0)	($286.6)	($272.5)	($260.4)

	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)	2007 Stock Option (4)

Fair value price at grant date:
a.	¥22,586	¥17,061	¥20,900	¥20,289
	($229.9)	($173.7)	($212.8)	($206.5)
b.	¥25,697	¥18,121	¥23,651	¥23,128
	($261.6)	($184.5)	($240.8)	($235.4)
c.	¥27,206	¥20,659	¥26,853	¥24,691
	($277.0)	($210.3)	($273.4)	($251.4)

	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)

Fair value price at grant date:
a.	¥16,538	¥14,918	¥14,554	¥10,204
	($168.4)	($151.9)	($148.2)	($103.9)
b.	¥18,525	¥15,716	¥15,075	¥10,715
	($188.6)	($160.0)	($153.5)	($109.1)
c.	¥21,037	¥17,980	¥16,395	¥11,262
	($214.2)	($183.0)	($166.9)	($114.6)

Note:	The stock options of the Company will vest in three phases according to the respective vesting conditions and vesting periods. Therefore, the information above is presented to show fair values of the stock options applicable to each of the three phases.

The assumptions used to measure fair value of stock options granted during the year ended March 31, 2009 are as follows:

Estimate method: Black-Scholes option pricing model

	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)

Volatility of stock price:
a.	44.6%	44.0%	45.8%	45.3%
b.	47.8%	44.6%	45.7%	45.5%
c.	52.4%	49.8%	48.5%	45.9%

Estimated remaining outstanding period:
a.	5.96 years	5.96 years	5.96 years	5.96 years
b.	6.46 years	6.46 years	6.46 years	6.46 years
c.	6.96 years	6.96 years	6.96 years	6.96 years

Estimated dividend (dividend yield)	0.24%	0.28%	0.31%	0.38%

Risk free interest rate:
a.	1.18%	1.06%	1.01%	0.84%
b.	1.20%	1.08%	1.06%	0.89%
c.	1.24%	1.11%	1.13%	0.95%

Notes:	1.	The a, b and c denoted in the table above correspond to those in the fair value information.
	2.	Periods for computation using actual stock price:

2008 Stock Option (1):	a. From May 20, 2002 to May 9, 2008

b. From November 19, 2001 to May 9, 2008

c. From May 21, 2001 to May 9, 2008

2008 Stock Option (2):	a. From August 19, 2002 to August 8, 2008

b. From February 18, 2002 to August 8, 2008

c. From August 20, 2001 to August 8, 2008

2008 Stock Option (3):	a. From November 18, 2002 to November 7, 2008

b. From May 20, 2002 to November 7, 2008

c. From November 19, 2001 to November 7, 2008

2008 Stock Option (4):	a. From February 17, 2003 to February 6, 2009

b. From August 19, 2002 to February 6, 2009

c. From February 18, 2002 to February 6, 2009

3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.
4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2008.
5.	For the risk free interest rate, the Company uses the yield of Japanese treasury bond applicable to the estimated remaining outstanding period of options.
6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

The assumptions used to measure fair value of stock options granted during the year ended March 31, 2008 are as follows:

Estimate method: Black-Scholes option pricing model

	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)	2007 Stock Option (4)

Volatility of stock price:
a.	53.4%	51.4%	48.1%	45.3%
b.	60.2%	52.7%	53.0%	50.7%
c.	62.4%	59.2%	59.3%	52.8%

Estimated remaining outstanding period:
a.	5.96 years	5.96 years	5.96 years	5.96 years
b.	6.46 years	6.46 years	6.46 years	6.46 years
c.	6.96 years	6.96 years	6.96 years	6.96 years

Estimated dividend (dividend yield)	0.21%	0.26%	0.20%	0.23%

Risk free interest rate:
a.	1.32%	1.42%	1.17%	0.99%
b.	1.37%	1.46%	1.21%	1.03%
c.	1.41%	1.50%	1.25%	1.07%

Notes:	1.	The a, b and c denoted in the table above correspond to those in the fair value information.
	2.	Periods for computation using actual stock price:

2007 Stock Option (1):	a. From May 14, 2001 to May 4, 2007

b. From November 13, 2000 to May 4, 2007

c. From May 15, 2000 to May 4, 2007

2007 Stock Option (2):	a. From August 13, 2001 to August 3, 2007

b. From February 12, 2001 to August 3, 2007

c. From August 14, 2000 to August 3, 2007

2007 Stock Option (3):	a. From November 12, 2001 to November 2, 2007

b. From May 14, 2001 to November 2, 2007

c. From November 13, 2000 to November 2, 2007

2007 Stock Option (4):	a. From February 18, 2002 to February 8, 2008

b. From August 20, 2001 to February 8, 2008

c. From February 19, 2001 to February 8, 2008

3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.
4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2007 (unaudited).
5.	For the risk free interest rate, the Company uses the yield of Japanese treasury bond applicable to the estimated remaining outstanding period of options.
6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

Consolidated Subsidiaries

Value Insight

	2000 Stock Option (1)	2000 Stock Option (2)	2001 Stock Option	2002 Stock Option	2003 Stock Option
	(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	100	180	80	23	57
Granted	—	—	—	—	—
Canceled	—	(5)	(30)	(9)	(19)
Vested	—	—	—	—	—
March 31, 2009—outstanding	100	175	50	14	38

Vested:
March 31, 2008—outstanding	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2009—outstanding	—	—	—	—	—

Exercise price	¥50,000	¥150,000	¥400,000	¥450,000	¥450,000
	($509.0)	($1,527.0)	($4,072.1)	($4,581.1)	($4,581.1)
Average stock price at exercise	—	—	—	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	100	230	100	53	106
Granted	—	—	—	—	—
Canceled	—	(50)	(20)	(30)	(49)
Vested	—	—	—	—	—
March 31, 2008—outstanding	100	180	80	23	57

Vested:
March 31, 2007—outstanding (unaudited)	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2008—outstanding	—	—	—	—	—

Exercise price	¥50,000	¥150,000	¥400,000	¥450,000	¥450,000

Average stock price at exercise	—	—	—	—	—

NewsWatch

	2004 Stock Option	2005 Stock Option
(Shares)

For the Year Ended March 31, 2009

Non-vested:
March 31, 2008—outstanding	1,960	160
Granted	—	—
Canceled	—	—
Vested	—	—
March 31, 2009—outstanding	1,960	160

Vested:
March 31, 2008—outstanding	—	—
Vested	—	—
Exercised	—	—
Canceled	—	—
March 31, 2009—outstanding	—	—

Exercise price	¥50,000	¥50,000
	($509.0)	($509.0)
Average stock price at exercise	—	—

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	2,100	160
Granted	—	—
Canceled	(140)	—
Vested	—	—
March 31, 2008—outstanding	1,960	160

Vested:
March 31, 2007—outstanding (unaudited)	—	—
Vested	—	—
Exercised	—	—
Canceled	—	—
March 31, 2008—outstanding	—	—

Exercise price	¥50,000	¥50,000

Average stock price at exercise	—	—

Brainer

2006 Stock Option
(Shares)

For the Year Ended March 31, 2008

Non-vested:
March 31, 2007—outstanding (unaudited)	—
Granted	85,000
Canceled	—
Vested	—
March 31, 2008—outstanding	85,000

Vested:
March 31, 2007—outstanding (unaudited)	—
Vested	—
Exercised	—
Canceled	—
March 31, 2008—outstanding	—

Exercise price	¥30

Average stock price at exercise	—

9.	INCOME TAXES

The Company and its domestic subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.7% for the years ended March 31, 2009, 2008 and 2007 (unaudited).

The tax effects of significant temporary differences which resulted in deferred tax assets and liabilities at March 31, 2009 and 2008 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Deferred tax assets:
Enterprise tax payable	¥284	¥2,175	$2,892
Allowance for doubtful accounts	181	736	1,845
Depreciation and amortization	5,792	3,777	58,968
Provision for Yahoo! Points	1,108	888	11,279
Revaluation on assets	4,584	—	46,666
Other	2,980	2,082	30,333
Less valuation allowance	(3,923)	(289)	(39,939)

Total	11,006	9,369	112,044

Deferred tax liabilities – Unrealized gain on available-for-sale securities	156	1,164	1,593

Net deferred tax assets	¥10,850	¥8,205	$110,451

Reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statement of income for the year ended March 31, 2009 and 2007 (unaudited) are not presented because the differences between the two tax rates were not material.

Reconciliation between the normal effective statutory tax rate and the actual effective tax rate for the year ended March 31, 2008 is as follows:

2008

Normal effective statutory tax rate	40.7%
Loss on write-down of investment securities	1.5
Amortization of goodwill	1.2
Equity earnings and losses under the equity method	1.1
Expenses not deductible for income tax purpose	0.2
Other—net	(0.2)

Actual effective tax rate	44.5%

10.	LEASE

The Group leases certain computer equipment, software, office equipment and vehicles.

Total rental expenses including lease payments under finance leases for the years ended March 31, 2009, 2008 and 2007 were ¥6,536 million ($66,540 thousand), ¥5,877 million and ¥4,624 million (unaudited), respectively.

Lease liabilities included in the consolidated balance sheet at March 31, 2009 were as follows:

	Millions of Yen	Thousands of U.S. Dollars

Other current liabilities	¥99	$1,008
Other (long-term)	355	3,611

Total	¥454	$4,619

Annual repayment schedule as of March 31, 2009 was as follows:

Year Ending March 31	Millions of Yen	Thousands of U.S. Dollars

2011	¥101	$1,032
2012	101	1,025
2013	98	997
2014	55	557

Total	¥355	$3,611

The following information summarizes finance lease contracts that do not transfer ownership of the leased property to the lessee and that were entered into prior to April 1, 2008.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense on an “as if capitalized” basis for the years ended March 31, 2009 and 2008 is as follows:

	Millions of Yen
	2009
	Buildings and Structures	Machinery and Equipment	Furniture and Fixtures	Software	Total

Acquisition cost	¥13	¥18	¥661	¥33	¥725
Accumulated depreciation	(5)	(11)	(402)	(14)	(432)

Net leased property	¥8	¥7	¥259	¥19	¥293

	Millions of Yen
	2008
	Buildings and Structures	Furniture and Fixtures	Software	Total

Acquisition cost	¥13	¥132	¥60	¥205
Accumulated depreciation	(4)	(48)	(32)	(84)

Net leased property	¥9	¥84	¥28	¥121

	Thousands of U.S. Dollars
	2009
	Buildings and Structures	Machinery and Equipment	Furniture and Fixtures	Software	Total

Acquisition cost	$135	$185	$6,727	$333	$7,380
Accumulated depreciation	(54)	(114)	(4,089)	(137)	(4,394)

Net leased property	$81	$71	$2,638	$196	$2,986

Obligations under finance leases:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Due within one year	¥150	¥34	$1,527
Due after one year	157	91	1,603

Total	¥307	¥125	$3,130

Depreciation expense and interest expense under finance leases:

	Millions of Yen			Thousands of U.S. Dollars
	2009	2008	2007 (unaudited)	2009

Depreciation expense	¥35	¥40	¥40	$356
Interest expense	4	5	4	45

Total	¥39	¥45	¥44	$401

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method with no salvage value and the interest method, respectively.

The minimum rental commitments under noncancelable operating leases at March 31, 2009 and 2008 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Due within one year	¥6,435	¥1,299	$65,510
Due after one year	11,008	2,573	112,061

Total	¥17,443	¥3,872	$177,571

11.	DERIVATIVES

The Company enters into foreign currency forward contracts and foreign currency option contracts to hedge foreign exchange risk associated with certain assets and liabilities denominated in foreign currencies.

It is the Group’s policy to use derivatives only for the purpose of reducing market risks associated with such assets and liabilities. The Group does not hold or issue derivatives for trading or speculative purposes.

Because the counterparties to those derivatives are limited to major international financial institutions, the Group does not anticipate any losses arising from credit risk.

Derivative transactions entered into by the Group have been made in accordance with internal policies which regulate the authorization and credit limit amount. The basic policies for use of derivatives are approved by the directors and the execution and control of derivatives are controlled by the Accounting Department.

Since all of the Company’s derivative transactions qualify for hedge accounting and meet specific matching criteria for the years ended March 31, 2009 and 2008, assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized. Therefore, market value information of derivatives is not presented.

12.	RELATED PARTY TRANSACTIONS

Transactions of the Group with the related parties for the years ended March 31, 2009, 2008 and 2007 (unaudited) are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2009	2008	2007 (unaudited)	2009

Transaction of the Company with SOFTBANK CORP. – Purchase of stock	¥45,000	¥—	¥—	$458,109
Sales of investment securities:
Proceeds from sale	—	—	294	—
Gain on sale	—	—	241	—
Transaction of the Company with SISC – Purchase of stock	11,500	—	—	117,072
Transaction of a consolidated subsidiary with Yahoo! Sàrl – Payment of service fees	12,889	—	—	131,210
Transaction of a consolidated subsidiary with Overture Search Services (Ireland) Limited –
Payment of service fees	7,461	12,990	—	75,955
Sale of advertisement	—	—	40,100	—
Transaction of the company with BB MOBILE CORP. –
Stock subscription	—	—	120,000	—
Transaction with individuals – directors –
Exercise of stock options	22	57	24	228

On February 20, 2009, the Company acquired all shares of SIC from SISC, and subsequently on February 24, 2009, the Company also acquired all shares of SISC from SOFTBANK CORP., the parent company of the Company. After the acquisition, the Company absorbed SISC through merger on March 30, 2009. The acquisition prices of these transactions were determined based on negotiations considering the fair value of the respective company’s net assets, potential value of deferred tax assets, future cash flows, operating synergy with the Company, appraisal value, and other factors.

Prior to August 1, 2008, Overture K.K., a consolidated subsidiary of the Company, had paid service fees to Overture Search Services (Ireland) Limited (“OSSIL”), a consolidated subsidiary of Yahoo! Inc. The contract term in the service agreement was 10 years beginning August 31, 2007. For the year ended March 31, 2008, Overture K.K. paid ¥12,990 million of service fees to OSSIL for the seven months from August 31, 2007 to March 31, 2008. Effective August 1, 2008, the contractual rights and obligations of OSSIL were assumed by another Yahoo! Inc consolidated subsidiary, Yahoo! Sàrl. The total service fees paid by Overture K.K. were ¥20,350 million ($207,165 thousand) for the year ended March 31, 2009.

The balance due to or due from related parties listed in the above table at March 31, 2009 and 2008 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Other current liabilities	¥1,554	¥3,786	$15,815

13.	NET INCOME PER SHARE

Reconciliation of the differences between basic and diluted net income per share (“EPS”) for the years ended March 31, 2009, 2008 and 2007 (unaudited) is as follows:

	Millions of Yen	Thousands	Yen	U.S. Dollars
Year Ended March 31, 2009	Net Income	Weighted-average Shares	EPS

Basic EPS—Net income available to common shareholders	¥74,715	59,509	¥1,255.52	$12.78

Effect of dilutive securities—Warrants	—	64

Diluted EPS—Net income for computation	¥74,715	59,573	¥1,254.18	$12.77

Year Ended March 31, 2008

Basic EPS—Net income available to common shareholders	¥62,618	60,485	¥1,035.27

Effect of dilutive securities—Warrants	—	86

Diluted EPS—Net income for computation	¥62,618	60,571	¥1,033.79

Year Ended March 31, 2007 (unaudited)

Basic EPS—Net income available to common shareholders	¥57,963	60,462	¥958.66

Effect of dilutive securities—Warrants	—	125

Diluted EPS—Net income for computation	¥57,963	60,587	¥956.70

14.	COMMITTED LINE OF CASH ADVANCE

The company provides cash advance service to customers in its credit card operations.

The total amount of the committed line of cash advance granted and available for customers, outstanding balance, and remaining balance at March 31, 2009 and 2008 are as follows;

	Millions of Yen		Thousands of U.S. Dollars
	2009	2008	2009

Total amount of the committed line of cash advance	¥18,060	¥14,885	$183,852
Outstanding balance	1,337	943	13,607

Remaining balance	¥16,723	¥13,942	$170,245

15.	SUBSEQUENT EVENT

The following appropriation of retained earnings at March 31, 2009 was approved at the Company’s Board of Directors meeting held on May 21, 2009:

	Millions of Yen	Thousands of U.S. Dollars

Year-end cash dividends, ¥130.00 ($1.32) per share	¥7,554	$76,902

16.	SEGMENT INFORMATION

The Group classifies its services into three segments, namely, (1) advertising, (2) business services, and (3) personal services, as summarized below.

The advertising segment comprises Internet-based advertising-related services. Main sources of revenue for this segment include sales of banner and text advertisements on the Yahoo! JAPAN Web site, the paid search service, and advertisement planning and production services.

The business services segment includes non-advertising-related services for corporations. This segment derives revenue from tenant fees and royalties from stores listed on the Yahoo! Auctions and Yahoo! Shopping sites, fees and commissions for various information listing services, incentive fees for acquiring new subscribers to the Yahoo! BB broadband service, and fees for other information services.

The personal services segment consists of services to individual Internet users. Main revenue sources for this segment include Yahoo! Auctions system usage fees, Yahoo! Premium membership fees, Internet services provider (ISP) fees from Yahoo! BB subscribers, and sales of various kinds of content.

Information about business segments, geographical segments and sales to foreign customers of the Group as of and for the years ended March 31, 2009, 2008 and 2007 (unaudited) is as follows:

(1)	Business Segments

a.	Sales and Operating Income

	Millions of Yen
	2009
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Sales to customers	¥138,887	¥54,207	¥72,660	¥—	¥265,754

Intersegment sales	1	348	11	(360)	—

Total sales	138,888	54,555	72,671	(360)	265,754

Operating expenses	65,425	33,779	19,946	11,986	131,136

Operating income	¥73,463	¥20,776	¥52,725	¥(12,346)	¥134,618

b.	Total Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2009
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Total assets	¥37,005	¥44,567	¥19,872	¥210,108	¥311,552
Depreciation and amortization	5,098	2,964	2,824	631	11,517
Capital expenditures	12,842	6,378	6,862	1,441	27,523

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2009
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Sales to customers	$1,413,901	$551,840	$739,687	$—	$2,705,428

Intersegment sales	8	3,539	120	(3,667)	—

Total sales	1,413,909	555,379	739,807	(3,667)	2,705,428

Operating expenses	666,043	343,873	203,057	122,015	1,334,988

Operating income	$747,866	$211,506	$536,750	$(125,682)	$1,370,440

b.	Total Assets, Depreciation and Amortization, and Capital Expenditures

	Thousands of U.S. Dollars
	2009
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Total assets	$376,716	$453,705	$202,295	$2,138,937	$3,171,653
Depreciation and amortization	51,892	30,175	28,752	6,426	117,245
Capital expenditures	130,734	64,934	69,854	14,670	280,192

The effect of changing the accounting treatment as discussed in Note 3 was to decrease sales in the advertising segment by ¥24,931 million ($253,807 thousand), sales in the business services segment by ¥1,422 million ($14,473 thousand), and sales in the personal services segment by ¥3,839 million ($39,077 thousand), respectively.

a.	Sales and Operating Income

	Millions of Yen
	2008
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Sales to customers	¥131,041	¥57,999	¥72,987	¥—	¥262,027

Intersegment sales	3	70	67	(140)	—

Total sales	131,044	58,069	73,054	(140)	262,027

Operating expenses	66,294	34,506	24,371	12,048	137,219

Operating income	¥64,750	¥23,563	¥48,683	¥(12,188)	¥124,808

b.	Total Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2008
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Total assets	¥44,829	¥34,828	¥31,923	¥258,080	¥369,660
Depreciation and amortization	4,166	2,323	2,966	725	10,180
Capital expenditures	4,530	2,516	3,190	744	10,980

a.	Sales and Operating Income

	Millions of Yen
	2007 (unaudited)
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Sales to customers	¥89,197	¥48,098	¥75,258	¥—	¥212,553

Intersegment sales	5	117	25	(147)	—

Total sales	89,202	48,215	75,283	(147)	212,553

Operating expenses	38,897	28,912	27,309	11,202	106,320

Operating income	¥50,305	¥19,303	¥47,974	¥(11,349)	¥106,233

b.	Total Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2007 (unaudited)
	Advertising	Business Services	Personal Services	Eliminations/ Corporate	Consolidated

Total assets	¥32,622	¥35,080	¥32,826	¥217,900	¥318,428
Depreciation and amortization	3,576	1,799	2,605	596	8,576
Capital expenditures	5,941	3,216	4,741	1,097	14,995

(2)	Geographical Segments

Because the Company and its subsidiaries are located and conduct their operations primarily in Japan, geographical segment information is not presented.

(3)	Sales to Foreign Customers

Because sales to foreign customers are not material, such information is not presented.

17.	SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN JAPANESE GAAP AND ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

The accompanying consolidated financial statements of the Company have been prepared in conformity with Japanese GAAP, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the consolidated financial statements. In addition, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Information relating to the nature of such differences is presented below.

a.	Business Combinations

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the purchase method as defined in Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” SFAS No. 141 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. Any excess of fair value over cost (“negative goodwill”), shall be allocated as a pro rata reduction of all acquired assets (including research and development assets), except for (1) financial assets other than investments accounted for by the equity method, (2) assets to be disposed of by sale, (3) deferred taxes, (4) prepaid assets relating to pension and other postretirement benefit plans, and (5) any other current assets. After reducing all eligible assets, any remaining excess shall be recognized as an extraordinary gain immediately.

Also, after the adoption of SFAS No. 142, “Goodwill and Intangible Assets,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). Under SFAS 141R, the entity that acquires the business and obtains control shall measure 100% of net assets acquired, including goodwill, at their fair values. Non-controlling interests acquired in a business combination if any, shall be measured initially at fair value including it’s share of goodwill. SFAS 141R also requires certain contingent assets and liabilities acquired to be recognized at their fair values on the acquisition date and for certain arrangements, changes in fair value will be recognized in earnings until settled. When acquisitions result in a “bargain purchase”; it is recognized as a gain in earnings. SFAS 141R also requires transaction and restructuring costs to be expensed. Any adjustments made after the measurement period and adjustments made during the measurement period relating to facts and circumstances that did not exist as of the acquisition date, which relate to valuation allowance and/or acquired tax uncertainties shall be recorded through income tax expense. The standard is applied prospectively as of the beginning of the fiscal year, beginning on or after December 15, 2008.

Under Japanese GAAP, business combinations are accounted under Accounting Standards Board of Japan (“ASBJ”) Statement No. 21 “Accounting Standard for Business Combinations” issued in October 2003 that is effective for fiscal years beginning on or after April 1, 2006. Business combinations are basically accounted for using the purchase method. However, when certain conditions are satisfied, business combinations are accounted for using pooling of interest method. This standard requires to measure goodwill as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date under the purchase method generally applied by Japanese companies. If there is excess carrying value of the individual assets acquired and liabilities assumed at the acquisition date over the acquisition cost, negative goodwill is recorded. Subsequently, the goodwill / negative goodwill is amortized on a straight-line basis over no more than twenty years. The amortization period may vary depending on the nature of the acquired business.

Also, Japanese GAAP allows for recognition of identifiable intangible assets if intangible assets or legal rights can be separately transferred and to which an independent value can reasonably allocated.

On December 26, 2008, the ASBJ issued a revised accounting standard for business combinations. This revised standard is applicable to business combinations undertaken on or after April 1, 2010 with early adoption permitted for fiscal years beginning on or after April 1, 2009. For detailed accounting guidance, refer to Note 2.s New Accounting Pronouncements of these consolidated financial statements.

b.	Revenue Recognition

Under U.S. GAAP, Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition,” which superseded SAB 101 “Revenue Recognition in Financial Statements,” summarizes certain of the SEC staff’s views regarding the basis of revenue recognition. Revenue should be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectibility is reasonably assured. In addition, Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” provides guidance for determining whether to record revenue on a gross basis as a principal in the transaction or on a net basis as an agent in the transaction.

Japanese GAAP promulgates revenue recognition based on the realization principle, which is the transfer of goods or services and its acceptance. Diversity in practice exists in revenue recognition concerning gross versus net treatment as there are no explicit provisions or guidance under Japanese GAAP.

c.	Asset Retirement Obligation

Under U.S. GAAP, obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs will be accounted and reported under SFAS 143 “Accounting for Asset Retirement Obligation.” It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset. Fair value of the liability is estimated by using an expected fair value technique and shall discount the expected cash flows using a credit-adjusted risk-free rate. An entity shall subsequently allocate that asset retirement cost to expense using a systematic and rational method over its useful life and shall measure changes in the liability for an asset retirement obligation due to passage of time. The resulting change shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income.

Currently under Japanese GAAP there is no guidance for treatment of asset retirement obligations. The ASBJ published ASBJ Statement No. 18 “Accounting Standard for Asset-Retirement Obligations” and ASBJ Guidance No. 21 “Guidance on Accounting Standard for Asset Retirement Obligations” on March 31, 2008. This statement and guidance are effective for fiscal years beginning on or after April 1, 2010.

Under this statement and guidance, the asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if it is reasonably estimable. For detailed accounting guidance, refer to Note 2.s New Accounting Pronouncements of these consolidated financial statements.

d.	Stock Option

Under U.S. GAAP from the beginning of the annual reporting period that begins after December 15, 2005, the fair-value-based method applies to all stock options. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that is outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the effective date, based on the grant-date fair value of those awards.

Under Japanese GAAP, compensation costs are valued based on the fair value of stock options and recognized in the statement of income. For stock options issued before current standards are effective on or after May 1, 2006, no liability and expense were recognized until the subscription rights were exercised.

e.	Capital Lease

U.S. GAAP requires the application of SFAS No.13, “Accounting for Leases”, in order to determine whether a lease should be classified as an operating or a capital lease.

Under Japanese GAAP, finance lease transactions are required to be capitalized resulting in the recognition of leased assets and lease obligations in the balance sheet. Before current standards were effective for the annual reporting period beginning on or after April 1, 2008, leases that were deemed to transfer ownership of the leased property to a lessee were required to be capitalized, while other leases, that might be considered capital leases under U.S. GAAP, were permitted to be accounted for as an operating lease if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements.

f.	Changes in accounting policies and presentation

Under U.S. GAAP, previously issued financial statements are generally adjusted if there is a change in accounting policies and/or presentation.

Under Japanese GAAP, prior year financial statements are not generally adjusted and/or reclassified to conform to the current year accounting policy and/or presentation if there is a change in accounting policies and/or presentation.

g.	Investment

Under U.S. GAAP, if the fair value of an investment in equity securities is less than its cost at the balance sheet date, the investor should determine whether the impairment is other than temporary. Staff Accounting Bulletin Topic 5.M, “Other than temporary impairment of certain investments in equity securities” (“SAB Topic 5.M”) provides factors which, individually or in combination, indicate that a decline in value of an equity security is other than temporary and that a write-down of the carrying value is required.

Under SAB Topic 5.M, the Company should consider (1) the duration and extent to which the market value has been less than cost; (2) the financial condition and near-term prospects of the issuer, as well as underlying factors such as specific events or circumstances that may influence the operations of the issuer; or (3) the intent and ability of the holder to retain its investment for a period that will be sufficient to allow for any anticipated recovery in market value. If an impairment of a security is considered other-than-temporary, an impairment loss equal to the difference between the cost and the fair value of the investment, calculated as of the balance sheet date, should be recognized in earnings. The fair value becomes the investment’s new cost basis. Any recoveries or reductions in fair value after the balance sheet date should not affect the measurement of the impairment loss at the balance sheet date.

Under Japanese GAAP, if the market price of securities classified in held-to-maturity and available-for-sales categories which have a quoted market price falls significantly, the change in fair value is required to be recognized in the income statement unless the carrying amount of the security is expected to recover. If there is a significant deterioration in the fair value of securities without a quoted market price, the carrying value is deemed to be impaired and the impairment charge is recognized in the income statement. Then a new cost basis is established after a security is impaired.

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